EXHIBIT 5.1

                      [McDermott, Will & Emery Letterhead]



                                             November 30, 1999


Stericycle, Inc.
28161 North Keith Drive
Lake Forest, Illinois 60045

         Re: Registration Statement on Form S-4 of Stericycle, Inc. filed November 30, 1999

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the above-referenced registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of up to $125,000,000 aggregate principal amount of 12 3/8% Series B Senior Subordinated Notes due 2009 (the "Series B Notes") of Stericycle, Inc., a Delaware corporation (the "Company"). The Series B Notes will be offered in exchange (the "Exchange") for any and all of the issued and outstanding Series A Senior Subordinated Notes due 2009 of the Company (the "Series A Notes").

         The Series A Notes were issued, and the Series B Notes will be issued in exchange for Series A Notes, pursuant to an Indenture (the "Indenture") dated as of November 12, 1999 between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee") and the related Registration Rights Agreement dated as of November 12, 1999 among the Company and Donaldson Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and Warburg Dillon Read LLC (the "Registration Rights Agreement").

         In arriving at the opinion expressed below, we have examined the Registration Statement, the Indenture, the Registration Rights Agreement, the Series B Notes, and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.
         We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law and the laws of Delaware and New York.

         Based upon and subject to the foregoing, we are of the opinion that the Series B Notes, when duly executed and authenticated in accordance with the terms of the Indenture, and delivered in exchange for Series A Notes in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, except that the enforceability thereof may be limited by or subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws now or hereafter existing which affect the rights and remedies of creditors generally and equitable principles of general applicability.

         We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act for 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ McDermott, Will & Emery